Exhibit 99.01

FOR IMMEDIATE RELEASE	CONTACTS:
Bill Day (Media)
(210) 345-2928
Ashley Smith (Investor Relations)
(210) 345-2744

VALERO ENERGY CORPORATION BOARD OF DIRECTORS

ELECTS NEW MEMBER

SAN ANTONIO, Feb. 24, 2012 — Valero Energy Corporation (NYSE: VLO) announced today that Philip J. Pfeiffer has been elected to the company’s board of directors, bringing the number of directors to 12.

Pfeiffer, 64, is Of Counsel in Fulbright & Jaworski’s San Antonio office, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 40-year career with the firm, Pfeiffer assisted employers in traditional management-union matters, complex civil rights, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts and ERISA litigation. Pfeiffer is also a state qualified mediator in Texas, serving as a mediator in employment and civil rights cases, including class actions. He holds a bachelor’s degree from Sam Houston State University as well as a juris doctor degree from Southern Methodist University Dedman School of Law.

He has a long and distinguished record of community involvement, serving on the board of directors of many non-profit organizations, including the United Way of San Antonio and Bexar County, St. Mary’s University, Southwest Research Institute, San Antonio Medical Foundation and the Greater San Antonio Chamber of Commerce.

“With his experience and background, Phil will be a great addition to the Valero board of directors,” said Valero Chairman and CEO Bill Klesse. “We’re proud to have him.”

About Valero:

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 22,000 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, and a 50-megawatt wind farm. Approximately 6,800 retail and branded wholesale outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.